FOR IMMEDIATE RELEASE

Apax Partners Reports Completion of Tender Offer for Bankrate, Inc. Shares

NEW YORK – August 25, 2009 – Apax Partners, a global private equity firm with over $35 billion in funds under advice and significant expertise in financial services and media, announced today that BEN Merger Sub, Inc. and BEN Holdings, Inc., corporations wholly owned by funds advised by Apax Partners and formed for the purpose of acquiring Bankrate, Inc., completed their tender offer for shares of common stock of Bankrate, Inc., (Nasdaq: RATE) at a price of $28.50 per share. The offer expired at 12:00 midnight, New York City time, on August 24, 2009.

According to the depositary for the offer, as of the expiration of the offer, a total of approximately 5,397,131 shares of Bankrate were validly tendered and not withdrawn (including approximately 635,671 shares delivered through notices of guaranteed delivery), representing approximately 28% of the outstanding shares and, together with shares subject to support agreements entered into by certain directors and officers of Bankrate, representing approximately 52% of the outstanding shares. All conditions to the offer have now been satisfied or waived. Accordingly, Apax Partners has accepted for purchase all shares that were validly tendered in accordance with the terms of the offer.

Apax Partners also exercised its top-up option pursuant to the terms of the previously announced merger agreement to purchase approximately 56 million newly issued shares at $28.50 per share, which will bring Apax’s aggregate ownership of Bankrate common stock to approximately 80% of outstanding shares on a fully diluted basis. Bankrate has been informed that Apax Partners intends to acquire all of the remaining outstanding Bankrate shares as soon as practicable, after providing 30 days’ notice to shareholders, by means of a short-form merger. Upon completion of the merger, all remaining outstanding Bankrate Shares not tendered in the Tender Offer (other than shares owned by BEN Holdings, Inc., BEN Merger Sub, Bankrate and its subsidiaries, and certain of Bankrate’s officers and directors), will be acquired at a price of $28.50 per share.

About Bankrate, Inc.

The Bankrate network of companies includes Bankrate.com, Interest.com, Mortgage-calc.com, Nationwide Card Services, Savingforcollege.com, Fee Disclosure, InsureMe, CreditCardGuide.com and Bankaholic.com. Each of these businesses helps consumers make informed decisions about their personal finance matters. The company's flagship brand, Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes, debt management and college finance. Bankrate.com is the leading aggregator of rates and other information on more than 300 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com reviews more than 4,800 financial institutions in 575 markets in 50 states. In 2008, Bankrate.com had nearly 72 million unique visitors. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (Nasdaq: YHOO), America Online (NYSE: TWX), The Wall Street Journal and The New York Times (NYSE: NYT). Bankrate.com's information is also distributed through more than 500 newspapers.

About Apax Partners

Apax Partners is one of the world’s leading private equity investment groups. It operates across the United States, Europe and Asia and has more than 30 years of investing experience. Funds under the advice and management of Apax Partners globally total over $35 billion. These Funds provide long-term equity financing to build and strengthen world-class companies. Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services. Significant recent investments by the Apax Partners Media and Financial & Business Services teams include: Trader Media, EMap, Cengage Learning, Travelex, Hub International, Global Refund and Azimut. For more information visit: www.Apax.com.

Forward-Looking Statements

This announcement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about Bankrate’s beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Bankrate’s actual future results may differ materially from those set forth in our forward-looking statements. Bankrate’s ability to achieve our objectives could be adversely affected by the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the United States Securities and Exchange Commission (“SEC”), as well as, among others: (1) macroeconomic condition and general industry conditions such as the competitive environment; (2) regulatory and litigation matters and risks; (3) legislative developments; (4) changes in tax and other laws and the effect of changes in general economic conditions; (5) the risk that a condition to closing of the transaction may not be satisfied; and (6) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period.

Additional information and where to find it

This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Bankrate's common stock. Investors and stockholders are urged to read both the tender offer statement (including the offer to purchase, letter of transmittal and other related tender offer materials) filed with the SEC by Ben Merger Sub Inc. on July 28, 2009 and the solicitation/recommendation statement regarding the tender offer filed with the SEC by Bankrate on July 28, 2009, in each case as amended from time to time. These materials, as amended from time to time, contain important information. Investors and stockholders can obtain a free copy of these materials and other documents filed by Ben Merger Sub Inc. or Bankrate with the SEC at the website maintained by the SEC at www.sec.gov. You may also read and copy any reports, statements and other information filed by Ben Merger Sub Inc. or Bankrate with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.

For more information, please contact:

Bankrate, Inc. Media Contact
Edward J. DiMaria
SVP, Chief Financial Officer
edimaria@Bankrate.com
(917) 368-8608

Bruce J. Zanca
SVP, Chief Communications/Marketing Officer
bzanca@Bankrate.com
(917) 368-8648

Brandy Bergman/Jane Simmons
Sard Verbinnen & Co
(212) 687-8080

Apax Partners Media Contact
Benjamin Harding
benjamin.harding@apax.com
+44 20 7872 6401